Exhibit 10.26

SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release is entered into by and between Christopher Loughlin (“Employee”) and Travelzoo Inc., (“Employer”) (collectively referred to herein as “the Parties”).

I. RECITALS
1.1.    Employee is employed by Employer in the position of Chief Executive Officer pursuant to a written employment agreement dated November 18, 2009, with subsequent amendments thereafter, (the “Employment Agreement”).
1.2.    Pursuant to the provisions of the Employment Agreement, Employee and Employer agreed on September 16, 2015 that employment with Employer will terminate and that Employee’s services will not be required effective on December 31, 2015 (“Termination Date”). Employee shall receive his wages and any unused vacation time through the Termination Date, less deductions required by law, in accordance with Employer’s customary payroll practices; provided that Employee continues to be employed until the Termination Date.
1.3.    In consideration of Employee’s service, and for a broad release of all claims against Employer, Employer is hereby offering Employee severance pay, subject to the terms and conditions set forth below.
ACCORDINGLY, in consideration of the terms, conditions and agreements set forth below, Employer and Employee agree as follows:
II. AGREEMENTS
     2.1.    Severance Payment. Subject to Employee’s execution of this Agreement and fulfillment of Employee’s obligations, promises and covenants contained in this Agreement (as well as the Employment Agreement as referenced herein), Employer will pay Employee continued payment of salary for a period of twelve (12) months, which equals a total gross amount of six-hundred thousand dollars ($600,000), less applicable taxes and withholdings (“Severance Payment”), to be paid following the Termination Date, in accordance with Employer’s customary payroll practices. Employee acknowledges that such payment is more than Employer is required to pay under its normal policies and procedures and its contractual arrangements with Employee and that Employer has agreed to this Severance Payment in consideration for the full and broad release of all claims as set forth below.
2.2    Benefits. Employer will pay the Employer portion of Employee’s group health insurance through the Termination Date and COBRA payments for a period of twelve (12) months following the Termination Date. Employer will not contest Employee’s eligibility for unemployment benefits after the Termination Date.

2.3     Non‑Disparagement. Employee and Employer agree not to directly or indirectly, publish or disseminate to the media or any individual or entity information that is critical, derogatory or otherwise intended to disparage the other or the other’s business, senior executives or officers, whether such information is acquired during or after his employment with Employer. In addition, Employee and Employer agree not to make any remarks which may damage or discredit the reputation of the other, including Employer’s products, or otherwise adversely affect the goodwill of its business, or be harmful to its business relationships.
2.4    General Release. To the broadest extent permissible under applicable law, Employee, on behalf of himself, his heirs, spouse, dependents, estate, executors, administrators, successors and assigns, unconditionally and absolutely releases and forever discharges the Employer, its parent, subsidiaries and affiliates, and each of their respective past, present and future shareholders, officers, directors, employees, agents, insurers, attorneys and any affiliated or related entities, and their respective successors and assigns (“Released Parties”), from all claims, demands, disputes, charges, actions, rights, damages, costs, losses, liabilities, expenses, compensation and/or other legal responsibilities, known or unknown, of any kind, which Employee may own or hold against any of the Released Parties at any time through the effective date of this Agreement and/or or which are in any way based on, arise from, are in connection with, or pertain to Employee’s employment with Employer or the termination of that employment. The release of claims under this Section is intended to be as broad as the law allows. The rights and claims released by this Agreement include, but are not limited to, all claims of whatever kind or nature that may exist relating to, arising out of or in connection with Employee’s employment or the termination of such employment (including, but not limited to any of Employer’s actions which led to his termination), whether such claims are presently known or are hereafter discovered or whether they are foreseen or unforeseen as of the date hereof. This release applies, without limitation, to all such claims arising under any federal, state, common law or local law, including but not limited to any and all claims for employment discrimination, harassment or retaliation under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (including the Older Worker Benefit Protection Act), the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Workers Adjustment and Retraining Notification Act; the Sarbanes-Oxley Act, the Americans with Disabilities Act of 1990, the New York Human Rights Law, the New York City Human Rights Laws, the New York Aids Testing Confidentiality Act, the New York Equal Pay Law, the New York Persons With Disabilities Law, Civil Rights Law, the New York Genetic Testing Confidentiality Law, the New York Nondiscrimination Against Genetic Disorders Law, the New York Smokers Rights Law, the New York Equal Rights Law, the New York Discrimination by Employment Agencies Law, the New York Bone Marrow Leave Law, the New York Adoptive Parents Child Care Leave Law, the New York Cancer Victim Bias Law, Article 1, Section 11 of the New York State Constitution; N.Y. Workers’ Compensation Law, or any other applicable state, federal or local statute or regulation. Employee further agrees and acknowledges that the claims released by Employee include, but are not limited to, any claim, however styled, for stock options or any type of equity grant, any type of compensation, wages, bonuses, commissions, expenses, benefits, penalties, damages of any kind, interests, attorneys’ fees or costs. Employee also intends by this Release to give up any rights under the common law, or any and all claims arising under tort or contract law, including, but not limited to, any claim for intentional or negligent infliction of emotional distress, physical injury, fraud, intentional or negligent misrepresentation, defamation, slander, libel, invasion of privacy, wrongful discharge, retaliation, wrongful termination, violation of any public policy or statute, tortious interference with a contract or prospective business advantage, breach of covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, any claim for stock options, breach of any implied or express contract, whether written or oral, between Employer and Employee or any policy of the Employer, and all other legal and equitable causes of action whatsoever and all remedies of such claims. Employee certifies that as of the date of this Release, he has reported all accidents, injuries or illnesses relating to or arising from his employment with the Employer.
2.5    Unknown Claims. Employee understands that the release set forth in Section 2.4 above includes claims which Employee knows about and claims Employee may not know about. Employee understands and agrees that this Agreement extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past or present, and all rights under Section 1542 of the California Civil Code are hereby expressly waived. Employee expressly waives any rights under California Civil Code section 1542 which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in hIS favor at the time of executing the release which if known by him must have materially affected hIS settlement with the debtor.
For purposes of Section 1542, “creditor” refers to Employee and “debtor” refers to the Released Parties.
2.6    Claims Not Affected by Release. This Release does not affect Employee’s right to apply for continuation or conversion of insurance coverage to the extent that the Employer’s insurance plans or applicable law provide for such continuation or conversion, or to any claim for disability or unemployment compensation to which Employee is entitled by law.

2.7    Agreement Not To Sue and Warranty. Employee promises that he has not and will not file any suit, charge, complaint, grievance, action or other proceeding with any federal, state or local agency, court, organization, arbitrator, judicial forum or other tribunal asserting any claim that is released in Section 2.4 above, and warrants that he has not assigned to any other person or entity the right to file any claims that are released in Section 2.4 above, nor will he permit any person, group of persons, or organization to take such action on his behalf.
2.8    Non‑Admissions. It is understood that by offering or entering into this Agreement, neither Employee nor Employer has admitted any liability or wrongdoing whatsoever. No final findings or final judgments have been made and Employee does not purport and will not claim to be prevailing party, to any degree or extent, nor will this Agreement or its terms be admissible in any proceeding other than a proceeding for breach of the terms contained herein.

2.9    Return of Property. During employment, Employee acknowledges that he was entrusted with access to confidential Company information concerning such things as the identities, needs and preferences of customers and prospects, financial reports, business plans, sales and marketing strategies, product designs and specifications, personnel files, and other proprietary information belonging to the Company. Employee promises to keep all such information confidential and not to use or disclose it for any purpose after termination. Employee also agrees to return all of Employer’s property, including all work in progress, files, photographs, notes, records, credit cards, keys, access cards, computer, and other company or customer documents, products or property which he has received in the course of his employment, or which reflect in any way any confidential or proprietary information of Employer. For the avoidance of doubt, Employee agrees to return all of Employer’s confidential and/or proprietary and trade secret information, including but not limited to, company manuals, handbooks, customer lists, training manuals, checklists, programs and any other materials accessed through the Employer’s network.
2.10    Prior Agreements. Nothing in this Agreement shall be deemed to relieve Employee of any of Employee’s obligations and covenants as set forth in Sections 5, 6 and 11 of the Employment Agreement. For the avoidance of doubt, Employee agrees to abide by the restrictive covenants, including, but not limited to, the covenant not to compete or solicit, as set forth in his Employment Agreement and Employee understands that, after the Termination Date, Employee remains bound to comply with the terms and conditions of Sections 5, 6 and 11 of the Employment Agreement.
2.11    Confidentiality of Severance Offer and Benefits. Except to the extent required by law (e.g., to submit a tax return or compliance with a lawful subpoena), Employee warrants that he has not disclosed, and promises that he will not disclose, the offer or payment of severance benefits for any reason to any person other than members of his immediate family and professional representatives, who shall be informed of and bound by the same promise of confidentiality.
2.12    Consequences of Violation of Agreement. If either party materially breaches his or its promises in this Agreement, the other party shall be entitled to recover, in addition to any other damages or remedies, such party’s attorneys’ fees and costs in defending against the claim or enforcing the terms of this Agreement. In addition, if Employee breaches his promises in this Agreement or his obligations and covenants set forth in Sections 5, 6 and/or 11 of the Employment Agreement, Employer shall have the right to cease paying the Severance Payment under this Agreement, to recover any portion of the Severance Payment previously paid to Employee, and to seek any and all additional relief or remedies in law or equity.
2.13    Reemployment or Reinstatement: Employee hereby waives any right to and agrees not to apply or reapply for employment and agrees that Employer has no obligation, contractual or otherwise, to rehire, reemploy or recall him in the future. The existence of this Agreement shall be a valid, non-discriminatory basis for rejecting any such application or, in the event Employee obtains such employment, to terminate such employment.
2.14    Entire Agreement. This Agreement sets forth all agreements and understandings between Employee and Employer and supersedes any prior agreements, understandings or promises between them, except for Sections 5, 6 and 11 of the Employment Agreement. Employee acknowledges that he has not relied on any inducements that are not set forth herein.
2.15    Governing Law/ Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any dispute arising out of or relating to this Agreement shall be resolved pursuant to the Resolution of Disputes Regarding Employment in Section 11 of the Employment Agreement.
2.16    Severability. If any term, provision, or portion of this Agreement is held unenforceable by any tribunal, it shall be deemed automatically adjusted to the extent necessary to conform to the requirements for validity as declared at such time and, as adjusted, shall be deemed a provision of this Agreement as if originally included herein. In the event that an invalidated provision is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as if it had never been included herein. In either case, the remaining provisions shall remain in full force and effect.
2.17    Consultation with Attorney. Employee is aware of and acknowledges that he has the right, at Employee’s expense, to consult with an attorney before signing this Agreement, has been advised in writing to do so, and has done so to the extent desired. Employee acknowledges, that he has had a reasonable period of time in which to consider the terms of this Agreement, and he has specifically consulted (or has the opportunity to consult) his attorneys regarding this Agreement and all of its terms. Employee specifically acknowledges that he was counseled by a representative of Employer to seek the advice of counsel concerning this Agreement and its meaning and effect.

2.18    Time for Consideration and Employee’s Right to Revoke Agreement. Employee acknowledges that he has been given a period of twenty-one (21) days to consider whether to sign this Agreement, and that he can use as much or as little of this period as he chooses. In the event Employee elects to execute this Agreement before the end of the twenty-one (21) day review period provided to Employee and thereby waive the remainder of the twenty-one (21) day review period, Employee does so knowingly and voluntarily, and Employee acknowledges and represents that the Company has not in any way coerced Employee to do so or otherwise threatened to withdraw or alter the Company’s offer of severance pay set forth in this Agreement before the expiration of such twenty-one (21) day period.

In addition, after Employee signs the Agreement there is a seven (7) day revocation period. The Parties acknowledge and understand that this Agreement shall not take effect until seven (7) days after the signing of the Agreement, during which time the Employee may revoke the Agreement by delivering a written notice specifically stating Employee’s desire to revoke the Agreement to the Company c/o Legal Department, 590 Madison Avenue, 37th Floor, New York, New York 10022. Notice must be received by the Company no later than midnight (Eastern Time) on the seventh day following signature of Employee of this Agreement. Employee further acknowledges that he has carefully read and fully understands all of the provisions of this Agreement and is freely elected to sign this Agreement on the date set forth below. The signed Agreement must be delivered to Travelzoo Inc., Attention: Rachel Barnett, Esq., at rbarnett@travelzoo.com. If Employee fails to sign and return this Agreement within the time allowed, it shall not be effective or enforceable and Employee will not receive the Severance Payment described in Section 2.1. Employee hereby acknowledges that his execution of this Agreement and release is made knowingly and that he has been advised of and afforded the proper time for consideration of this Agreement and Release.

2.19    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

EMPLOYEE ACKNOWLEDGES THAT HE HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW THIS AGREEMENT AND ALL OF ITS TERMS AND IS ENTERING INTO IT VOLUNTARILY ON THE DATE SHOWN BELOW HIS NAME. HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS ALL OF ITS TERMS INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE. HE FURTHER ACKNOWLEDGES THAT HE HAS VOLUNTARILY ENTERED INTO THIS AGREEMENT, THAT HIS AGREEMENT IS NOT THE RESULT OF ANY FRAUD, DURESS, COERCION, PRESSURE OR UNDUE INFLUENCE EXERCISED BY OR ON BEHALF OF EMPLOYER, THAT HE HAS NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT, AND THAT HE HAS HAD THIS AGREEMENT REVIEWED BY HIS ATTORNEY AND TAX ADVISOR, OR HAS BEEN GIVEN THE OPPORTUNITY BY EMPLOYER TO DO SO.

Christopher Loughlin	TRAVELZOO INC. Print Name:________________________ Title: ________________________
Date Signed	Date Signed